Exhibit 8 (a)

Panorama Series Fund, Inc. Amendment No. 3 to Participation Agreement

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

THIS AMENDMENT dated and effective October 13, 2010, amends the Participation Agreement dated May 1, 2006, as amended, among PANORAMA SERIES FUND, INC., OPPENHEIMERFUNDS, INC., MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, MML BAY STATE LIFE INSURANCE COMPANY and C.M. LIFE INSURANCE COMPANY, (collectively referred to as “Company”) (“Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Securities and Exchange Commission has adopted Rule 498 of the Securities Act of 1933, as amended (“Rule 498” or the “Rule”), and the Rule has become effective; and

WHEREAS, the parties wish to define their respective roles and responsibilities for complying with Rule 498;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree to the following amendments to the Agreement:

1.	For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meanings as set forth in Rule 498.

2.	Except as otherwise provided herein, if and to the extent that the Fund issues a Summary Prospectus for use by the Company in connection with the sale of shares of the Fund, the Fund shall be responsible for ensuring that any Summary Prospectus complies in all material respects with the requirements of Rule 498 (b) and (e).

3.	The Fund will notify the Company within a reasonable amount of time in the event that any of the requirements of paragraph (e) of the Rule are not met for any reason, including due to any non-routine or extended interruption in the availability of the Web Site on which any documents of a nature referred to in paragraph (e) of the Rule are posted by the Fund.

4.	The Fund will be responsible for compliance with the requirements of Rule 498(f)(1) to the extent of responding to contract owner requests for additional Fund documents made directly to the Fund in accordance with the provisions of the Summary Prospectus in question, notwithstanding that the Company may, in its discretion, post a copy of the Fund’s Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s Web site for the convenience of its customers.

5.	The Company will be responsible for compliance with the provisions of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Company or one of its affiliates. The Company will be responsible for compliance with Rule 498(f)(2).

6.	The Company agrees that it will clearly disclose on its Web site that any Fund Summary Prospectuses or hyperlinks provided between the Summary Prospectuses and other Fund documents are provided there for the convenience of the Company’s prospective customers and contract owners and that additional information about a Fund, including the information a Fund is required to make available in connection with its use of a Summary Prospectus, can be found at the Web site address provided in each Summary Prospectus.

7.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498(c) and (d) (other than conditions (3) and (4) of either such paragraph).

8.	Any reference in the Agreement to a “prospectus” of the Fund shall be deemed to include reference to a Summary Prospectus, except where the context otherwise requires.

9.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

10.	The Fund shall provide the Company with a copy of the Summary Prospectuses, in PDF or camera-ready form, electronic form, or a form otherwise suitable for printing or duplication. If the Summary Prospectuses are not provided in a form suitable for printing or duplication, the Company reserves the right to use the Statutory Prospectuses, and the Fund shall bear the expense of printing and distributing the Statutory Prospectuses as described in the Agreement.

11.	The Fund or the Company may, in its discretion, determine not to make use of any one or more Summary Prospectuses. Until the Fund or the Company notifies the other to the contrary, each of the parties shall be entitled to assume that the other will make use of a Summary Prospectus. The Fund and the Company each agree that it will give the other party sufficient (and in any case at least 30 days) notice prior to its termination of the Summary Prospectus delivery option or, if a determination to terminate such use is made within a period that makes 30 days’ notice impossible, then as soon as practicable.

12.	After the termination of any notice period provided to the Company, the Fund shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer.

PANORAMA SERIES FUND, INC.			OPPENHEIMERFUNDS, INC.

By:	/s/ Brian W. Wixted	By:	/s/ Christina J. Loftus

	Brian W. Wixted		Christina J. Loftus
	Type/Print Name		Type/Print Name

Title:	Treasurer	Title:	SVP

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY			C.M. LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne	By:	/s/ Richard J. Byrne

	Richard J. Byrne, Vice President		Richard J. Byrne, Vice President
	Title/Type Name		Title/Type Name

MML BAY STATE LIFE INSURANCE COMPANY

By:	Richard J. Byrne

Richard J. Byrne, Vice President
Title/Type Name

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